EXHIBIT 99.1


                   Company Contact:  Michael Umana
                                     Saucony, Inc.
                                     Chief Financial Officer,
                                     Chief Operating Officer/Treasurer
                                     (978) 532-9000
                                     (800) 625-8080


For Immediate Release



                Investor Relations:  Chad A. Jacobs/Brendon Frey
                                     Integrated Corporate Relations
                                     (203) 222-9013
                                     cjacobs@icr-online.com


            SAUCONY, INC. REPORTS SECOND QUARTER FISCAL 2003 RESULTS


|X|      Net Income Increased 44% to $2.2 million
|X|      Diluted EPS Increased 40% to $0.35
|X|      Raised Fiscal 2003 EPS Guidance

Peabody, Massachusetts - July 29, 2003 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the second quarter ended July 4, 2003. Net income increased 44% to $2.2 million from $1.5 million in the comparable period of 2002, and diluted earnings per share increased 40% to $0.35, compared to diluted earnings per share of $0.25 for the comparable period in 2002. Net sales for the second quarter decreased 5.5% to $34.5 million, compared to $36.5 million in the second quarter of 2002.

For the six months ended July 4, 2003, net income increased 70% to $4.8 million from $2.9 million in the comparable period of 2002, and diluted earnings per share increased 67% to $0.77, compared to diluted earnings per share of $0.46 for the comparable period in 2002. Net sales increased 3.2% to $73.5 million, compared to $71.2 million in the comparable period of 2002.

Net income for the second quarter and for the six months ended July 4, 2003, includes a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "Our strong bottom line performance was primarily driven by a 500 basis points increase in gross margin due to improved inventory management, supply chain execution and the favorable currency impact of a weaker US dollar, as well as the pre-tax benefit resulting from our litigation settlement. These results represent our 7th consecutive quarter of meeting or exceeding expectations. While the environment remains challenging, both Saucony and its retailers are cautiously optimistic in their outlook for the remainder of the year."

Order Backlog
-------------

Our backlog of open orders at July 4, 2003 scheduled for delivery within the next five months (July 5, 2003 - November 28, 2003) totaled approximately $36.0 million, compared to $35.2 million at the end of the second quarter of 2002.

At July 4, 2003, the open order backlog for delivery in the next 12 months was $41.7 million, compared to the July 5, 2002 backlog of $41.1 million.

Mr. Fisher continued, "We believe the persistent economic uncertainties have continued to result in conservatism among retailers. This has resulted in increased order cancellations through the first half of Fiscal 2003, impacting our order backlog trends."

Inventory
---------

Mr. Fisher remarked, "Our inventory management execution has been exceptional during these challenging times. We believe our quarter ending inventories are high in quality and also position us well to take advantage of increases in the demand for our core products in the second half of 2003."

Quarterly Dividend
------------------

On July 16, 2003 we paid our first regular quarterly dividend to all stockholders of record as of the close of business on June 18, 2003. John H. Fisher stated, "The adoption of our first-ever regular quarterly dividend plan represents yet another significant accomplishment for our company. On behalf of all shareholders, I again congratulate our team for their fine efforts."

Net Sales
---------

Net sales for the second quarter of 2003 decreased 5.5% to $34.5 million, compared to $36.5 million in the second quarter of 2002. Domestic net sales decreased 7% to $27.2 million, compared to $29.2 million in the second quarter of 2002. International net sales remained constant at $7.3 million in the second quarter of 2003 compared to the second quarter of 2002. Saucony brand footwear accounted for approximately 87% of total second quarter 2003 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for the six months ended July 4, 2003 increased 3.2% to $73.5 million, compared to $71.2 million in the comparable period of 2002. Domestic net sales increased 2.7% to $56.8 million, compared to $55.3 million in the comparable period of 2002. International net sales increased 5.0% to $16.7 million, compared to $15.9 million in the comparable period of 2002. Saucony brand footwear accounted for approximately 85% of total sales during the first six months of 2003, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Gross Margin
------------

The Company's gross margin in the second quarter of 2003 increased to 39.0% compared to 34.0% in the second quarter of 2002, due primarily to improved margins on certain domestic footwear products, reduced Hind apparel inventory reserves, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies and proportionately lower sales of closeout footwear.

For the first six months of 2003, gross margin increased to 38.9% versus to 34.1% in the comparable period of 2002 due primarily to improved margins on certain domestic footwear products, reduced Hind apparel inventory reserves, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies and proportionately lower sales of closeout footwear.

Selling, General and Administrative Expenses
--------------------------------------------

Selling, general and administrative expenses as a percentage of net sales increased to 28.7% in the second quarter of 2003 compared to 26.8% in the second quarter of 2002. In absolute dollars, selling, general and administrative expenses increased 1%, due primarily to increased incentive compensation, increased insurance costs, increased administrative and selling payroll and increased employee healthcare costs, partially offset by lower provisions for bad debt expense, due to the litigation settlement and, to a lesser extent, lower depreciation expense and reduced variable selling expenses. Selling expenses as a percentage of net sales in the second quarter of 2003 were 14.3% compared to 14.0% in the 2002 period, while general and administrative expenses were 14.4% of net sales compared to 12.8% in the second quarter of 2002.

For the six months ended July 4, 2003, selling, general and administrative expenses as a percentage of net sales increased to 28.3% compared to 27.3% in the comparable period of 2002. In absolute dollars, selling, general and administrative expenses increased 7%, due primarily to increased incentive compensation, increased insurance costs, increased administrative and selling payroll, increased employee healthcare costs and higher professional fees, partially offset by lower provisions for bad debt expense, due to the litigation settlement and, to a lesser extent, lower depreciation expense, reduced variable selling expenses and decreased account specific advertising and promotion. Selling expenses as a percentage of net sales in the first six months of 2003 were 13.4% compared to 14.1% in the comparable period of 2002, while general and administrative expenses were 14.9% of net sales compared to 13.2% in the first six months of 2002.

Net Income
----------

Net income for the second quarter of 2003 was $2.2 million, or $0.35 per share on a diluted basis, compared to $1.5 million, or $0.25 per share on a diluted basis, in the second quarter of 2002.

For the six months ended July 4, 2003, net income was $4.8 million, or $0.77 per share on a diluted basis, compared to $2.9 million, or $0.46 per share on a diluted basis for the first six months of 2002.

Mr. Fisher concluded, "Our achievements over the past two years are directly related to the hard work of our people and demonstrate the considerable progress we have made strategically, financially and operationally. We head into the second half of fiscal 2003 with brand momentum, a strong balance sheet, a stronger management team and a compelling strategy that we believe will result in long-term growth and profitability.

Acquisition of Minority Shareholders' Interest
----------------------------------------------

On July 24, 2003, the Company entered into a Share Purchase Agreement with the minority shareholder of Saucony Canada, Inc. whereby the Company increased its ownership percentage of Saucony Canada, Inc to 95% from 85%. The purchase price is estimated at $539,000 and is valued at the net book value as of July 4, 2003.

Business Outlook
----------------

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.

Third Quarter and Fiscal Year 2003
----------------------------------

The Company expects fully diluted earnings per share to range from $0.25 to $0.27 for the third quarter of 2003 and to range from $1.09 to $1.14 for the year.

The Company expects third quarter net sales to range from $32 million to $33 million. The Company expects net sales for the year to range from $131 million to $133 million.

The Company expects gross margins of approximately 38% for both the third quarter and for the year.

The Company expects selling, general and administration expenses in the range of 29% to 30% of sales for the third quarter and to be approximately 30% for the year.


Investor Conference Call
------------------------

The Company will provide a web simulcast and rebroadcast of its second quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for July 30, 2003, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through July 30, 2004.

_ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 3, 2003, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses and other operating results that will be achieved by the Company because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.



                         SAUCONY, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet

                                 (in thousands)

                                     ASSETS

                                                                   July 4,                      January 3,
                                                                    2003                           2003
                                                                 (Unaudited)                    ----------
                                                                 -----------

Current assets:
   Cash and cash equivalents                                     $  36,703                       $  34,483
   Accounts receivable                                              24,558                          15,496
   Inventories                                                      19,578                          27,201
   Prepaid expenses and other current assets                         2,887                           3,490
                                                                 ---------                       ---------
     Total current assets                                           83,726                          80,670
                                                                 ---------                       ---------

Property, plant and equipment, net                                   5,902                           5,714
                                                                 ---------                       ---------

Other assets                                                         1,138                           1,156
                                                                 ---------                       ---------

Total assets                                                     $  90,766                       $  87,540
                                                                 =========                       =========




                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                  6,946                           8,543
   Accrued expenses and other current liabilities                    6,908                           7,800
                                                                 ---------                       ---------
     Total current liabilities                                      13,854                          16,343
                                                                 ---------                       ---------

Long-term obligations:
   Deferred income taxes                                             2,144                           1,859
                                                                 ---------                       ---------

Minority interest in consolidated subsidiaries                         274                             642
                                                                 ---------                       ---------

Stockholders' equity:
   Common stock, $.33 1/3 par value                                  2,293                           2,273
   Additional paid in capital                                       18,245                          17,769
   Retained earnings                                                60,522                          55,945
   Accumulated other comprehensive loss                                (38)                           (870)
   Common stock held in treasury, at cost                           (6,423)                         (6,297)
   Unearned compensation                                              (105)                           (124)
                                                                 ---------                       ---------
     Total                                                          74,494                          68,696
                                                                 ---------                       ---------

Total liabilities and stockholders' equity                       $  90,766                       $  87,540
                                                                 =========                       =========



                         SAUCONY, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
       For the quarter and six-months ended July 4, 2003 and July 5, 2002

                                   (Unaudited)
                  (Amounts in thousands, except per share data)


                                                       Quarter         Quarter         Six-Months      Six-Months
                                                        Ended           Ended             Ended           Ended
                                                       July 4,         July 5,           July 4,         July 5,
                                                        2003            2002              2003            2002
                                                        ----            ----              ----            ----

Net sales                                            $  34,472        $ 36,453        $  73,540        $ 71,240
Other revenue                                               68              33              163              97
                                                     ---------        --------        ---------        --------
Total revenue                                           34,540          36,486           73,703          71,337
                                                     ---------        --------        ---------        --------

Costs and expenses
   Cost of sales                                        21,044          24,046           44,916          46,934
   Selling expenses                                      4,938           5,106            9,870          10,067
   General and administrative expenses                   4,967           4,661           10,955           9,393
   Plant closing and other credits                          --             (59)              --             (59)
                                                     ---------        --------        ---------        --------
     Total costs and expenses                           30,949          33,754           65,741          66,335
                                                     ---------        --------        ---------        --------

Operating income                                         3,591           2,732            7,962           5,002

Non-operating income (expense)
   Interest income                                          53              67              127             155
   Interest expense                                         (3)             (1)              (5)             (3)
   Foreign currency gains (losses)                          73             (19)              58             (44)
   Other                                                    28              43               17              44
                                                     ---------        --------        ---------        --------

Income before income taxes and minority interest         3,742           2,822            8,159           5,154

Provision for income taxes                               1,468           1,216            3,218           2,183

Minority interest in income of
   consolidated subsidiaries                                42              57              106             121
                                                     ---------        --------        ---------        --------

Net income                                           $   2,232        $  1,549        $   4,835        $  2,850
                                                     =========        ========        =========        ========


Earnings per common share:
   Basic                                             $    0.37        $   0.25        $    0.80        $   0.47
                                                     =========        ========        =========        ========
   Diluted                                           $    0.35        $   0.25        $    0.77        $   0.46
                                                     =========        ========        =========        ========

Weighted average common shares
   and equivalents outstanding:
     Basic                                               6,085           6,099            6,075           6,092
                                                      ========        ========        =========        ========
     Diluted                                             6,299           6,214            6,278           6,168
                                                      ========        ========        =========        ========

Cash dividends per share of common stock:
   Class A common stock                              $   0.040        $     --        $  0.040         $     --
   Class B common stock                              $   0.044        $     --        $  0.044         $     --

